Exhibit 99.1

Media Release

PEABODY REPORTS RESULTS FOR QUARTER ENDED JUNE 30, 2022
ST. LOUIS, July 28, 2022 – Peabody (NYSE: BTU) today reported net income attributable to common stockholders of $409.5 million, or $2.54 per diluted share, for the second quarter of 2022, compared to a net loss attributable to common stockholders of $28.6 million, or $0.28 per diluted share in the prior year quarter. Peabody’s second quarter 2022 results included a $24.5 million charge for unrealized mark-to-market losses related to its coal hedging activities and a $2.3 million net loss on early debt extinguishment. Peabody had Adjusted EBITDA1 of $577.8 million in the second quarter of 2022 compared to $122.1 million in the second quarter of 2021 and generated operating cash flow of $283.1 million in the second quarter of 2022 compared to a cash use of $93.8 million in the second quarter of 2021. Revenue increased by over 80 percent to $1,322 million compared to the prior year quarter, due to higher realized prices in every segment.
“This quarter we delivered Free Cash Flow1 of over $340 million and Adjusted EBITDA of $578 million despite significant weather and logistics challenges. For the first time as a public company, cash exceeds our debt balance,” said Peabody President and Chief Executive Officer Jim Grech. “While we expect a strong second half, severe July rains in Australia will impact third quarter production, sales, and costs, and we have revised full year expectations to reflect these continuing challenges.”
Second Quarter Highlights
•Adjusted EBITDA of $578 million, the highest quarterly result in more than a decade, as a result of record seaborne pricing
•$342 million of Free Cash Flow and a cash and cash equivalents balance that exceeds our total long-term debt by $74 million
•Shipped first metallurgical coal from Moorvale South, completing project which upgrades and diversifies product quality at the CMJV
•Shoal Creek completed set-up and commenced production on the J2 longwall panel
•Strengthened the balance sheet with $51 million of additional senior secured debt reductions and a further $116 million that settled subsequent to June 30, 2022
•Continued to assess development of 70 million tons of the southern reserves at North Goonyella
•Advanced R3 Renewables efforts with potential customers, finalized management team and commenced site evaluations with project developer Treaty Oak LLC
•Increased 2023 PRB priced sales to 68 million tons

1 Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. Adjusted EBITDA margin is equal to segment Adjusted EBITDA divided by segment revenue. Revenue per Ton and Adjusted EBITDA Margin per Ton are equal to revenue by segment and Adjusted EBITDA by segment, respectively, divided by segment tons sold. Costs per Ton is equal to Revenue per Ton less Adjusted EBITDA Margin per Ton. Management believes Costs per Ton and Adjusted EBITDA Margin per Ton best reflect controllable costs and operating results at the mining segment level. We consider all measures reported on a per ton basis, as well as Adjusted EBITDA margin, to be operating/statistical measures. Please refer to the tables and related notes in this press release for a reconciliation and definition of non-GAAP financial measures.

Segment Performance

Seaborne Thermal
	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2022	2022	2021	2022	2021
Tons sold (in millions)	4.0	3.8	4.1	7.8	8.2
Export	2.2	1.8	2.0	4.0	4.3
Domestic	1.8	2.0	2.1	3.8	3.9
Revenue per Ton	$87.37	$66.86	$46.92	$77.52	$45.15
Export - Avg. Realized Price per Ton	143.43	118.85	72.79	132.45	65.03
Domestic - Avg. Realized Price per Ton	21.34	20.34	22.33	20.82	23.33
Costs per Ton	43.85	42.77	29.61	43.33	32.97
Adjusted EBITDA Margin per Ton	$43.52	$24.09	$17.31	$34.19	$12.18
Adjusted EBITDA (in millions)	$176.8	$90.5	$71.4	$267.3	$99.9
During the second quarter, the seaborne thermal segment shipped 4.0 million tons and increased export tons 22% to 2.2 million tons compared to the first quarter. The average export realized price increased 21% to $143.43 per ton, despite 264 thousand metric tons sold at $84.00 under the hedge program that extended the life of the Wambo underground mine. Second quarter seaborne thermal segment costs of $43.85 per ton were higher primarily due to higher sales price sensitive costs and fuel prices. Substantial rain and COVID impacts during the quarter reduced overburden removal productivity by 18% which will impact second half volume. The segment reported Adjusted EBITDA margins of 50 percent and Adjusted EBITDA of $176.8 million, in the second quarter.
Wilpinjong shipped 3.3 million tons at an average realized price of $85 per ton, which included 1.5 million tons of export sales at an average realized price of $167 per ton and 1.8 million domestic tons. Average Wilpinjong costs of $33.50 per ton were 19 percent higher than the prior quarter due to higher sales price sensitive costs and fuel prices. In the second quarter, Wilpinjong contributed $169.8 million to Adjusted EBITDA and had $202 million of cash at June 30, 2022.

Seaborne Metallurgical
	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2022	2022	2021	2022	2021
Tons sold (in millions)	1.6	1.2	1.4	2.8	2.4
Revenue per Ton	$330.56	$258.43	$85.48	$299.82	$86.31
Costs per Ton	144.91	112.87	104.24	131.26	106.51
Adjusted EBITDA Margin per Ton	$185.65	$145.56	$(18.76)	$168.56	$(20.20)
Adjusted EBITDA (in millions)	$299.7	$181.0	$(26.4)	$480.7	$(48.8)
During the second quarter, the seaborne met segment shipped 1.6 million tons at an average realized price of $330.56 per ton, a 28 percent increase in realized prices compared to the first quarter. Tons sold increased by approximately 0.4 million tons, with higher production volume from the CMJV, including the first shipments from Moorvale South, and sale of Shoal Creek inventory. Total segment costs of $144.91 per ton increased 28 percent from the prior quarter primarily due to higher costs at Shoal Creek from the transition to the J2 longwall panel, completion of a longwall move at Metropolitan, additional sales price sensitive costs and higher fuel prices. The segment reported 56% Adjusted EBITDA margins and Adjusted EBITDA of $299.7 million, in the second quarter.

Powder River Basin
	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2022	2022	2021	2022	2021
Tons sold (in millions)	18.5	20.6	22.5	39.1	43.2
Revenue per Ton	$12.44	$12.18	$11.06	$12.30	$11.04
Costs per Ton	12.55	11.81	9.04	12.16	9.29
Adjusted EBITDA Margin per Ton	$(0.11)	$0.37	$2.02	$0.14	$1.75
Adjusted EBITDA (in millions)	$(2.0)	$7.6	$45.5	$5.6	$75.6
The PRB segment shipped 18.5 million tons at an average realized price of $12.44 per ton in the second quarter. Tons sold for the quarter were impacted by further degradation of PRB rail performance resulting in four million less tons shipped than nominated by customers. PRB costs per ton increased by 6 percent over the prior quarter to $12.55 per ton primarily due to lower production volume and higher fuel costs. For the second quarter, the segment reported an Adjusted EBITDA loss of $2.0 million, as overburden removal costs remain elevated compared to sales volume.

Other U.S. Thermal
	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2022	2022	2021	2022	2021
Tons sold (in millions)	4.4	4.2	3.9	8.6	7.8
Revenue per Ton	$51.40	$48.46	$40.70	$49.96	$39.75
Costs per Ton	37.25	36.54	29.57	36.90	29.47
Adjusted EBITDA Margin per Ton	$14.15	$11.92	$11.13	$13.06	$10.28
Adjusted EBITDA (in millions)	$61.9	$50.0	$44.3	$111.9	$80.5
During the second quarter, the other U.S. thermal segment shipped 4.4 million tons at an average realized price of $51.40 per ton, a 6 percent increase in realized prices compared to the first quarter. Costs per ton increased 2 percent due to higher repair spend and fuel prices. The segment reported 28 percent Adjusted EBITDA margins and Adjusted EBITDA of $61.9 million, in the second quarter.
Corporate and Other

In the second quarter, the company recognized income from equity affiliates of $48.7 million ($93.4 million year to date) primarily related to its fifty percent interest in Middlemount and related 0.3 million attributable tons of metallurgical coal (0.8 million tons year to date). Production in the second quarter was negatively impacted by severe rains and COVID related absenteeism which is expected to impact third quarter production.
Balance Sheet and Cash Flow
Peabody ended the quarter with $1,120.7 million of cash and cash equivalents which now exceeds total debt of $1,046.9 million. In the second quarter, the company generated $283.1 million of operating cash flow and generated $59.3 million of investing cash flow (including $96.2 million of cash receipts from Middlemount), resulting in Free Cash Flow of $342.4 million. Cash margin posted associated with the company’s coal hedging activities increased by $62.5 million in the second quarter due to higher prices for premium Australian thermal coal, resulting in approximately $544.2 million posted at June 30, 2022.

The company continued to reduce debt levels, retiring approximately $51 million of senior secured debt during the quarter and an additional $116 million that settled subsequent to June 30, 2022. The company posted an additional $6.25 million of cash collateral in support of future reclamation obligations, bringing year-to-date cash deposits to $12.5 million. Based on second quarter Free Cash Flow results, an additional $32 million of cash will be posted in the third quarter in accordance with the Company’s agreement with its reclamation bonding providers.

2022 Outlook
Seaborne Thermal
•Full year volume has been lowered by 1.0-1.3 million tons due to the impacts on productivity from rain and COVID absenteeism delaying re-establishment of mine sequencing.
•Third quarter export volume is expected to be 1.8 million tons, with 1.1 million tons priced at $147 per ton (includes 264 thousand metric tons hedged at $84), and approximately 0.5 million tons from Wilpinjong and 0.2 million tons from Wambo remain unpriced.
•Full year cost guidance has been increased $8 per ton to reflect higher sales price sensitive costs, higher fuel costs and continuation of rain impacts on production.
Seaborne Metallurgical
•Full year volume is expected to be toward the high end of previous guidance, with the low end of the guidance raised 0.3 million tons. Higher second half production at Metropolitan, after completing a longwall move in the first half, and the production ramp-up at Moorvale South is expected to more than offset lower Shoal Creek production (now expected to be 1.2 million tons).
•Third quarter export volume is expected to be 1.9 million tons and the current product mix is expected to achieve 75-80% of the premium hard coking coal index price.
•Full year cost guidance has been increased $15 per ton to primarily reflect higher royalty costs from the recently announced additional price sensitive Queensland royalty rates and higher fuel cost.
U.S. Thermal
•PRB volume has been lowered 5-8 million tons due to increasingly weak rail performance and uncertainty of improvement to meet current year customer nominations. Other U.S. Thermal volume has been increased 0.5 million tons due to higher customer demand.
•Full year PRB cost guidance has been increased $1.25-$1.50 per ton to reflect continuing high fuel price, general inflationary pressures, and the anticipated lower volume.
•Full year Other U.S. Thermal cost guidance has been increased $4 per ton to reflect continuing high fuel price and general inflationary pressures.
•All volume for the U.S. thermal segments are priced and committed, sales volume is dependent on rail availability.
Today’s earnings call is scheduled for 9 a.m. CT and can be accessed via the company’s website at PeabodyEnergy.com.
Peabody (NYSE: BTU) is a leading coal producer, providing essential products for the production of affordable, reliable energy and steel. Our commitment to sustainability underpins everything we do and shapes our strategy for the future. For further information, visit PeabodyEnergy.com.

Contact:
Alice Tharenos
314.342.7890

Guidance Targets

Segment Performance
	2022 Full Year
	Total Volume (millions of short tons)	Priced Volume (millions of short tons)	Priced Volume Pricing per Short Ton	Average Cost per Short Ton
PRB – Total	80 - 90	90	$13.00	$11.25 - $12.00
Other U.S. Thermal – Total	18.5 - 19.5	18.9	$49.50	$35.50 - $37.50
Seaborne Thermal (Export)	8.5 - 8.9	6.2	$135.00	NA
Seaborne Thermal – Total	16 - 16.7	14	$70.75	$43.00 - $47.00
Seaborne Metallurgical – Total	6.8 - 7.5	2.9	$290.00	$115.00 - $125.00

Wilpinjong Performance
	2022 Full Year
	Volume (millions of short tons)	Priced Volume (millions of short tons)	Priced Volume Pricing per Short Ton	Average Cost per Short Ton
Wilpinjong (Export)	4.8 - 5.0	2.9	$147.00	NA
Wilpinjong (Domestic)	7.5 -7. 8	7.8	$19.75	NA
Wilpinjong – Total	12.3 - 12.8	10.7	$54.00	$29.50 - $32.50

Other Annual Financial Metrics ($ in millions)
	2022 Full Year
SG&A	$85
Net Cash Interest Payments	$130
Major Project / Growth Capital Expenditures	$80
Total Capital Expenditures	$190
ARO Cash Spend	$60
Postretirement benefits cash spend	$25

Supplemental Information

PRB and Other U.S. Thermal	PRB and Other U.S. Thermal volume reflects volume priced as of July 2022. Weighted average quality for the PRB segment 2022 volume is approximately 8670 BTU.
Seaborne Thermal	Seaborne Thermal volume reflects volume priced as of July 2022, including Annual priced volume. Realized seaborne thermal export pricing varies based on sales timing and product quality as well as optimization strategies. In general, the Wambo unpriced products for the second half of 2022 are expected to price with reference to Globalcoal “NEWC” levels and Wilpinjong, with a higher ash content is anticipated to price principally in line with API 5 price levels given current coal quality and market conditions.
Seaborne Metallurgical
On average, Peabody's total metallurgical sales are anticipated to price at a 20-25% discount to the premium hard-coking coal index price (FOB Australia). Peabody's total metallurgical sales for the second half of 2022 are expected to be comprised of ~20% HVA coal and ~80% PCI / SHCC / Thermal coals.

Certain forward-looking measures and metrics presented are non-GAAP financial and operating/statistical measures. Due to the volatility and variability of certain items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

Condensed Consolidated Statements of Operations (Unaudited)
For the Quarters Ended Jun. 30, 2022, Mar. 31, 2022 and Jun. 30, 2021 and the Six Months Ended Jun. 30, 2022 and 2021

(In Millions, Except Per Share Data)
	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2022	2022	2021	2022	2021

Tons Sold	28.6	29.9	32.8	58.5	63.0

Revenue (1)	$1,321.9	$691.4	$723.4	$2,013.3	$1,374.7
Operating Costs and Expenses (2)	825.6	699.0	611.4	1,524.6	1,194.0
Depreciation, Depletion and Amortization	73.8	72.9	77.1	146.7	145.4
Asset Retirement Obligation Expenses	12.7	15.0	15.1	27.7	31.0
Selling and Administrative Expenses	21.8	23.1	21.4	44.9	43.1
Restructuring Charges	0.2	1.6	2.1	1.8	4.2
Other Operating (Income) Loss:
Net Gain on Disposals	(12.8)	(4.9)	(3.0)	(17.7)	(2.4)
(Income) Loss from Equity Affiliates	(48.7)	(44.7)	3.5	(93.4)	4.4
Operating Profit (Loss)	449.3	(70.6)	(4.2)	378.7	(45.0)
Interest Expense	37.6	39.4	45.4	77.0	97.8
Net Loss (Gain) on Early Debt Extinguishment	2.3	23.5	(11.8)	25.8	(15.3)
Interest Income	(0.9)	(0.5)	(1.3)	(1.4)	(2.8)
Net Periodic Benefit Credit, Excluding Service Cost	(12.3)	(12.2)	(8.7)	(24.5)	(17.4)
Income (Loss) from Continuing Operations Before Income Taxes	422.6	(120.8)	(27.8)	301.8	(107.3)
Income Tax Provision (Benefit)	11.3	(1.0)	(4.8)	10.3	(6.6)
Income (Loss) from Continuing Operations, Net of Income Taxes	411.3	(119.8)	(23.0)	291.5	(100.7)
Loss from Discontinued Operations, Net of Income Taxes	(0.7)	(0.8)	(2.3)	(1.5)	(4.3)
Net Income (Loss)	410.6	(120.6)	(25.3)	290.0	(105.0)
Less: Net Income (Loss) Attributable to Noncontrolling Interests	1.1	(1.1)	3.3	—	3.7
Net Income (Loss) Attributable to Common Stockholders	$409.5	$(119.5)	$(28.6)	$290.0	$(108.7)

Adjusted EBITDA (3)	$577.8	$327.5	$122.1	$905.3	$183.2

Diluted EPS - Income (Loss) from Continuing Operations (4)(5)	$2.55	$(0.87)	$(0.26)	$1.93	$(1.05)

Diluted EPS - Net Income (Loss) Attributable to Common Stockholders (4)	$2.54	$(0.88)	$(0.28)	$1.93	$(1.09)

(1)
Includes net losses related to unrealized mark-to-market adjustments on derivatives related to forecasted sales of $24.5 million, $301.0 million and $23.7 million during the quarters ended June 30, 2022, March 31, 2022 and June 30, 2021, respectively, and $325.5 million and $25.6 million during the six months ended June 30, 2022 and 2021, respectively.

(2)	Excludes items shown separately.
(3)	Adjusted EBITDA is a non-GAAP financial measure. Refer to the “Reconciliation of Non-GAAP Financial Measures” section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(4)
During the quarters ended June 30, 2022, March 31, 2022 and June 30, 2021, weighted average diluted shares outstanding were 161.9 million, 136.2 million and 101.2 million, respectively. During the six months ended June 30, 2022 and 2021, weighted average diluted shares outstanding were 152.5 million and 99.8 million, respectively.

(5)	Reflects income (loss) from continuing operations, net of income taxes less net income (loss) attributable to noncontrolling interests.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Balance Sheets
As of Jun. 30, 2022 and Dec. 31, 2021

(Dollars In Millions)
	(Unaudited)
	Jun. 30, 2022	Dec. 31, 2021

Cash and Cash Equivalents	$1,120.7	$954.3
Accounts Receivable, Net	525.8	350.5
Inventories, Net	252.9	226.7
Other Current Assets	346.0	270.2
Total Current Assets	2,245.4	1,801.7
Property, Plant, Equipment and Mine Development, Net	2,856.6	2,950.6
Operating Lease Right-of-Use Assets	36.3	35.5
Investments and Other Assets	157.0	162.0
Total Assets	$5,295.3	$4,949.8

Current Portion of Long-Term Debt	$177.7	$59.6
Accounts Payable and Accrued Expenses	806.6	872.1
Total Current Liabilities	984.3	931.7
Long-Term Debt, Less Current Portion	869.2	1,078.2
Deferred Income Taxes	25.9	27.3
Asset Retirement Obligations	660.0	654.8
Accrued Postretirement Benefit Costs	206.8	212.1
Operating Lease Liabilities, Less Current Portion	24.4	27.2
Other Noncurrent Liabilities	231.3	197.7
Total Liabilities	3,001.9	3,129.0

Common Stock	1.9	1.8
Additional Paid-in Capital	3,972.9	3,745.6
Treasury Stock	(1,372.9)	(1,370.3)
Accumulated Deficit	(623.2)	(913.2)
Accumulated Other Comprehensive Income	269.5	297.9
Peabody Energy Corporation Stockholders' Equity	2,248.2	1,761.8
Noncontrolling Interests	45.2	59.0
Total Stockholders' Equity	2,293.4	1,820.8
Total Liabilities and Stockholders' Equity	$5,295.3	$4,949.8

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Quarters Ended Jun. 30, 2022, Mar. 31, 2022 and Jun. 30, 2021 and the Six Months Ended Jun. 30, 2022 and 2021

(Dollars In Millions)
	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2022	2022	2021	2022	2021
Cash Flows From Operating Activities
Net Cash Provided By (Used In) Continuing Operations	$284.6	$(272.5)	$(92.1)	$12.1	$(18.0)
Net Cash Used in Discontinued Operations	(1.5)	(1.2)	(1.7)	(2.7)	(4.8)
Net Cash Provided By (Used In) Operating Activities	283.1	(273.7)	(93.8)	9.4	(22.8)
Cash Flows From Investing Activities
Additions to Property, Plant, Equipment and Mine Development	(33.4)	(29.7)	(43.6)	(63.1)	(93.9)
Changes in Accrued Expenses Related to Capital Expenditures	(2.7)	(7.0)	7.3	(9.7)	(4.1)
Proceeds from Disposal of Assets, Net of Receivables	19.8	3.6	4.0	23.4	4.9
Contributions to Joint Ventures	(149.4)	(126.6)	(108.4)	(276.0)	(244.5)
Distributions from Joint Ventures	132.6	148.2	150.2	280.8	252.6
Advances to Related Parties	(1.2)	—	(0.2)	(1.2)	(0.2)
Cash Receipts from Middlemount Coal Pty Ltd and Other Related Parties	96.7	47.2	0.3	143.9	2.6
Other, Net	(3.1)	(0.5)	1.0	(3.6)	—
Net Cash Provided By (Used In) Investing Activities	59.3	35.2	10.6	94.5	(82.6)
Cash Flows From Financing Activities
Proceeds from Long-Term Debt	—	545.0	—	545.0	—
Repayments of Long-Term Debt	(54.9)	(599.9)	(42.9)	(654.8)	(83.1)
Payment of Debt Issuance and Other Deferred Financing Costs	(1.5)	(19.2)	—	(20.7)	(22.5)
Proceeds from Common Stock Issuances, Net of Costs	—	222.0	65.1	222.0	65.1
Repurchase of Employee Common Stock Relinquished for Tax Withholding	(0.6)	(2.0)	(0.7)	(2.6)	(1.3)
Distributions to Noncontrolling Interests	—	(13.8)	—	(13.8)	(0.1)
Other, Net	(0.1)	0.1	(0.1)	—	—
Net Cash (Used In) Provided By Financing Activities	(57.1)	132.2	21.4	75.1	(41.9)
Net Change in Cash, Cash Equivalents and Restricted Cash	285.3	(106.3)	(61.8)	179.0	(147.3)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	848.0	954.3	623.7	954.3	709.2
Cash, Cash Equivalents and Restricted Cash at End of Period	$1,133.3	$848.0	$561.9	$1,133.3	$561.9

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Reconciliation of Non-GAAP Financial Measures (Unaudited)
For the Quarters Ended Jun. 30, 2022, Mar. 31, 2022 and Jun. 30, 2021 and the Six Months Ended Jun. 30, 2022 and 2021

(Dollars In Millions)

Note: Management believes that non-GAAP performance measures are used by investors to measure our operating performance and lenders to measure our ability to incur and service debt. These measures are not intended to serve as alternatives to U.S. GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2022	2022	2021	2022	2021

Income (Loss) from Continuing Operations, Net of Income Taxes	$411.3	$(119.8)	$(23.0)	$291.5	$(100.7)
Depreciation, Depletion and Amortization	73.8	72.9	77.1	146.7	145.4
Asset Retirement Obligation Expenses	12.7	15.0	15.1	27.7	31.0
Restructuring Charges	0.2	1.6	2.1	1.8	4.2
Changes in Deferred Tax Asset Valuation Allowance and Reserves and Amortization of Basis Difference Related to Equity Affiliates	(0.6)	(0.6)	(0.5)	(1.2)	(2.0)
Interest Expense	37.6	39.4	45.4	77.0	97.8
Net Loss (Gain) on Early Debt Extinguishment	2.3	23.5	(11.8)	25.8	(15.3)
Interest Income	(0.9)	(0.5)	(1.3)	(1.4)	(2.8)
Unrealized Losses on Derivative Contracts Related to Forecasted Sales	24.5	301.0	23.7	325.5	25.6
Unrealized Losses (Gains) on Foreign Currency Option Contracts	6.3	(3.3)	1.2	3.0	8.8
Take-or-Pay Contract-Based Intangible Recognition	(0.7)	(0.7)	(1.1)	(1.4)	(2.2)
Income Tax Provision (Benefit)	11.3	(1.0)	(4.8)	10.3	(6.6)
Adjusted EBITDA (1)	$577.8	$327.5	$122.1	$905.3	$183.2

Operating Costs and Expenses	$825.6	$699.0	$611.4	$1,524.6	$1,194.0
Unrealized (Losses) Gains on Foreign Currency Option Contracts	(6.3)	3.3	(1.2)	(3.0)	(8.8)
Take-or-Pay Contract-Based Intangible Recognition	0.7	0.7	1.1	1.4	2.2
Net Periodic Benefit Credit, Excluding Service Cost	(12.3)	(12.2)	(8.7)	(24.5)	(17.4)
Total Reporting Segment Costs (2)	$807.7	$690.8	$602.6	$1,498.5	$1,170.0

Net Cash Provided By (Used In) Operating Activities	$283.1	$(273.7)	$(93.8)	$9.4	$(22.8)
Net Cash Provided By (Used In) Investing Activities	59.3	35.2	10.6	94.5	(82.6)
Free Cash Flow (3)	$342.4	$(238.5)	$(83.2)	$103.9	$(105.4)

(1)	Adjusted EBITDA is defined as income (loss) from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expenses and depreciation, depletion and amortization. Adjusted EBITDA is also adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Adjusted EBITDA is used by management as the primary metric to measure each of our segment's operating performance and allocate resources.
(2)	Total Reporting Segment Costs is defined as operating costs and expenses adjusted for the discrete items that management excluded in analyzing each of our segment's operating performance, as displayed in the reconciliation above. Total Reporting Segment Costs is used by management as a metric to measure each of our segment's operating performance.
(3)	Free Cash Flow is defined as net cash provided by (used in) operating activities plus net cash provided by (used in) investing activities and excludes cash outflows related to business combinations. Free Cash Flow is used by management as a measure of our financial performance and our ability to generate excess cash flow from our business operations.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Supplemental Financial Data (Unaudited)
For the Quarters Ended Jun. 30, 2022, Mar. 31, 2022 and Jun. 30, 2021 and the Six Months Ended Jun. 30, 2022 and 2021

	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2022	2022	2021	2022	2021
Revenue Summary (In Millions)
Seaborne Thermal Mining Operations	$354.9	$251.2	$194.1	$606.1	$370.5
Seaborne Metallurgical Mining Operations	533.8	321.3	121.0	855.1	208.5

Powder River Basin Mining Operations	229.7	251.2	248.6	480.9	477.0
Other U.S. Thermal Mining Operations	224.9	203.1	162.1	428.0	311.4
Total U.S. Thermal Mining Operations	454.6	454.3	410.7	908.9	788.4
Corporate and Other (1)	(21.4)	(335.4)	(2.4)	(356.8)	7.3
Total	$1,321.9	$691.4	$723.4	$2,013.3	$1,374.7

Total Reporting Segment Costs Summary (In Millions) (2)
Seaborne Thermal Mining Operations	$178.1	$160.7	$122.7	$338.8	$270.6
Seaborne Metallurgical Mining Operations	234.1	140.3	147.4	374.4	257.3

Powder River Basin Mining Operations	231.7	243.6	203.1	475.3	401.4
Other U.S. Thermal Mining Operations	163.0	153.1	117.8	316.1	230.9
Total U.S. Thermal Mining Operations	394.7	396.7	320.9	791.4	632.3
Corporate and Other	0.8	(6.9)	11.6	(6.1)	9.8
Total	$807.7	$690.8	$602.6	$1,498.5	$1,170.0

Other Supplemental Financial Data (In Millions)
Adjusted EBITDA - Seaborne Thermal Mining Operations	$176.8	$90.5	$71.4	$267.3	$99.9
Adjusted EBITDA - Seaborne Metallurgical Mining Operations	299.7	181.0	(26.4)	480.7	(48.8)

Adjusted EBITDA - Powder River Basin Mining Operations	(2.0)	7.6	45.5	5.6	75.6
Adjusted EBITDA - Other U.S. Thermal Mining Operations	61.9	50.0	44.3	111.9	80.5
Adjusted EBITDA - Total U.S. Thermal Mining Operations	59.9	57.6	89.8	117.5	156.1
Middlemount (3)	48.9	45.1	(4.1)	94.0	(6.4)
Resource Management Results (4)	13.8	3.5	3.9	17.3	4.3
Selling and Administrative Expenses	(21.8)	(23.1)	(21.4)	(44.9)	(43.1)
Other Operating Costs, Net (5)	0.5	(27.1)	8.9	(26.6)	21.2
Adjusted EBITDA (2)	$577.8	$327.5	$122.1	$905.3	$183.2

(1)	Includes net losses related to unrealized mark-to-market adjustments on derivatives related to forecasted sales of $24.5 million, $301.0 million and $23.7 million during the quarters ended June 30, 2022, March 31, 2022 and June 30, 2021, respectively, and $325.5 million and $25.6 million during the six months ended June 30, 2022 and 2021, respectively.
(2)	Total Reporting Segment Costs and Adjusted EBITDA are non-GAAP financial measures. Refer to the “Reconciliation of Non-GAAP Financial Measures” section in this document for definitions and reconciliations to the most comparable measures under U.S. GAAP.
(3)	We account for our 50% equity interest in Middlemount Coal Pty Ltd. (Middlemount), which owns the Middlemount Mine, under the equity method. Middlemount's standalone results exclude the impact of related changes in deferred tax asset valuation allowance and reserves and amortization of basis difference recorded by the company in applying the equity method. Middlemount's standalone results include (on a 50% attributable basis):
	Quarter Ended			Six Months Ended
	Jun.	Mar.	Jun.	Jun.	Jun.
	2022	2022	2021	2022	2021
	(In Millions)
Tons sold	0.3	0.5	0.5	0.8	1.1
Depreciation, depletion and amortization and asset retirement obligation expenses	$1.9	$2.1	$2.6	$4.0	$4.9
Net interest expense	0.1	0.1	1.9	0.2	3.9
Income tax provision (benefit)	21.3	18.0	(0.8)	39.3	(0.9)
(4)	Includes gains (losses) on certain surplus coal reserve and surface land sales and property management costs and revenue.
(5)	Includes trading and brokerage activities, costs associated with post-mining activities, minimum charges on certain transportation-related contracts and costs associated with suspended operations including the North Goonyella Mine.

This information is intended to be reviewed in conjunction with the company's filings with the SEC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events, or developments that Peabody expects will occur in the future are forward-looking statements. They may include estimates of sales and other operating performance targets, cost savings, capital expenditures, other expense items, actions relating to strategic initiatives, demand for the company’s products, liquidity, capital structure, market share, industry volume, other financial items, descriptions of management’s plans or objectives for future operations and descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect Peabody’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive and regulatory factors, many of which are beyond Peabody’s control, including the ongoing impact of the COVID-19 pandemic and factors that are described in Peabody’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2021, and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody’s website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.